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     The following is a transcript for the Financial Dynamics conference call with TheraSense, Inc. which took place on January 13, 2004, at 8:30 a.m. Eastern Standard Time:

Financial Dynamics
Moderator: James Byers
January 13, 2004
8:30 a.m. EST

OPERATOR: Good day everyone, and welcome to the TheraSense conference call. As a reminder, today's conference is being recorded. I will now turn the floor over to your host, Mark Lortz, Chairman and CEO of TheraSense. Sir, the floor is yours.

MARK LORTZ (ph), CHAIRMAN, CEO, THERASENSE: Thank you. Thank you all for joining us today. I am joined today by Charlie Liamos, our Chief Operator Officer, and Chief Financial Officer. And Mark Tatro our Vice President of Finance.

Prior to discussing the proposed transaction, I need to advice you that during the course of this call, we may make certain forward-looking statements regarding future events or future performance. We need to caution you not to place undue reliance on such forward-looking statements. They are not guarantees of future performance, and involve known and unknown risks and uncertainties, which may cause actual results and performance to be materially different from that expressed or implied by those forward-looking statements.

These risks include the risks that the merger may not be consummated. Other risks concerning TheraSense Abbot, and their respective operations are detailed in the periodic filings with the SEC of TheraSense and Abbot. Including their most recent filings in Forms 10-Q and 10-K respectively. Information in this presentation which is forward-looking represents this outlook only as of today's date, and we undertake no obligation to update or revise any forward-looking statement.

As you are aware this morning, TheraSense and Abbott Laboratories jointly announced an agreement for Abbott to acquire all of the out standing stock of TheraSense for $27 per share in cash. This is a one step cash merger with customary conditions to closing. This transaction will not effect our product offerings, or branding. And we will continue to pursue aggressive market growth for FreeStyle and FreeStyle Flash as we have done in the past.

Similarly, we will continue to pursue our product development programs like FreeStyle Navigator, our continuous glucose monitoring system. We believe that the combined company will have sales, marketing and product development resources that are competitive with the market leaders. The combination will also greatly significantly -- excuse me -- will create significant opportunities in research and development as we progress towards helping people with diabetes through advancements and continuous glucose monitoring and future integrated systems.

In addition, Abbott's global presence will give our current and future products, an expanded global reach. TheraSense will maintain and expand its operations in Alameda, California. And will become part of Abbott Laboratories diabetes care business which currently consists of MediSense products.

A special thanks is also due to TheraSense employees who made this very positive event possible. Now we'll be happy to answer any questions that you have, and I'll turn the call back to the operator.

OPERATOR: Ladies and gentlemen, the floor is now open for questions. If you have an audio question, please press the numbers one followed by four on your telephone keypad. If your question as already been asked, and you would like to remove yourself from the queue, please press the pound key. Please note we do ask that you pick up your handset while posing your question to provide optimum sound quality. Once again, to pose an audio question, please press the numbers one followed by four on your telephone keypads.

Our first question of the morning comes from Tom Gunderson (ph), with Piper Jaffray. TOM GUNDERSON (ph), PIPER JAFFRAY: Hi, good morning. And congratulations. MARK LORTZ: Thanks, Tom (ph).

TOM GUNDERSON (ph): Could you give us a little bit more color on timing is my first question. And the second question is are there any -- you said typical kind of contracts, but are there any penalties that have to be paid for Abbott if a higher bidder comes in?

MARK LORTZ: Well on the first question, Tom (ph), we anticipate that the merger will be consummated in early Q2 2004, depending upon the speed of the SEC review and other regulatory approvals. And the breakup fee that is in the contract is a fairly standard three-and-a-half percent of the transaction value.

TOM GUNDERSON (ph): Thank you.

OPERATOR: Our next question comes from Al Kadani (ph) with Unterberg Tobin.

AL KADANI (ph), UNTERBERG TOBIN: Good morning, and let me also extend my congratulations.

MARK LORTZ: Thank you, Al (ph).

AL KADANI (ph): I wonder if you could comment as to how important the Navigator product was in terms of Abbott's interest. And how significant a factor it was, I guess, in the ultimate price of the transaction?

MARK LORTZ: Well certainly, there were a lot of things that were involved in the consideration here. Clearly, not only our current products on the market that have been successful, as well as our future product pipeline such as Navigator. We're all part of it. We're very pleased with both Abbott's commitment to our people and our products, and so it was certainly a combination of both existing and pipeline products that were influential to their decision we believe.

AL KADANI (ph): Are you still confident in your ability to get the labeling claim you're seeking?

MARK LORTZ: Absolutely. I mean we will be publishing more and more information on the studies here in various scientific sessions. We continue to be extremely positive about the quality of the systems performance and the data. You know, we're continuing to make a move forward steadfastly and any discussions that might start to ensue with the FDA. So we remain very optimistic on the capabilities of the Navigator system.

AL KADANI (ph): And then finally, can you say whether, you know, TheraSense management is planning to stay on board. And then any preliminary thoughts as to what happens to the Abbott, the MediSense platform? Is it shifting to FreeStyle over time, do you think? Or is it just simply layering on the FreeStyle product offering?

MARK LORTZ: Well at this point, we expect to proceed with the same people except that they will report after the merger's closed to Ed Fiorentino, President of the MediSense products.

We understand that not only our product line will be continued, but the current Abbott MediSense product lines will be continued. We really think this expands their joint presence and portfolio in the market place, both domestically and internationally. So we look at this combination as being very synergistic and very additive.

AL KADANI (ph): Great, thank you.

MARK LORTZ: You're welcome.

OPERATOR: Our next question comes from Drew Sicadore (ph) with Teid, McMann (ph).

BRETT PATOWSKI (ph), TEID, MCMANN (ph): Yes, hi, it's Brett Patowski (ph). Two quick questions, one could you just walk me through the market shares the combined company is going to have, and who the other players are and what their shares are in both the meter and strip markets?

MARK LORTZ: I don't believe this is an appropriate time to do that. Those shares are all publicly available. And this probably not the appropriate time to discuss market share positions.

BRETT PATOWSKI (ph): OK. And are there any conditions in the agreement or on Navigator if you hear back, do you expect to hear back on your labeling claim between now and the early second quarter close? Or do you think that's an event that will happen after the deal closes?

MARK LORTZ: Well the only conditions are stockholder approval, antitrust clearance, and other very customary conditions to closing. Relative to the response on the Navigator from FDA, we submitted our PMA just before Thanksgiving. They are reviewing it now. We have confirmation that they are in the beginning of the review process. It is very hard to predict given the very large comprehensive nature of this submission, as to when we will hear a response from them. It could be before this transaction closes, but it may not be. This is a many thousand page submission, so there's a lot of data to go through. So again, very difficult to predict when we will get a response from them. And nothing in this transaction hinders on that.

BRETT PATOWSKI (ph): Right. So even you got a ruling that you weren't happy about, that could not be considered a material adverse change, and the deal would still have to get done at that price?

MARK LORTZ: Well that's correct. But it's also not anticipated that anything other than clarification questions would probably ensue from FDA at this point. But again, the only conditions to closing are stockholder approval, antitrust clearance, and customary conditions to closing.

BRETT PATOWSKI (ph): OK. Thank you.

OPERATOR: Our next question comes from Bruce Jacobs (ph) with Deutsche Bank.

BRUCE JACOBS (ph), DEUTSCHE BANK: Hi, thanks for taking my question. Just a couple of quick ones, first, can you comment on the Del Tech (ph) relationship and what, if anything, happens to that going forward?

MARK LORTZ: We expect that the Del Tech (ph) relationship will continue. There are opportunities in there for both parties to revisit the situation given the circumstances. But at this point, we don't anticipate any changes there.

BRUCE JACOBS (ph): In terms of the integration, I think you guys have said on a couple of occasions here that the bulk of the product lines will be maintained. Did I hear you right there? And what exactly will be integrated between the two companies in terms of, you know, may be R&D functions or selling and admin and so forth. Can you just talk a little bit more about how that integration ought to play out.

MARK LORTZ: Sure. I mean you are correct. The product lines will be continued both the Abbott MediSense product lines and the TheraSense product lines. Furthermore from a company standpoint, you know, we expect that we will maintain and expand our facility here in Alameda. And sales forces, et cetera, will be combined after the closing of the merger. And again, we're looking at this as a way to really build the combined business. And be able to have much more international and domestic market presence.

BRUCE JACOBS (ph): And both product names will remain, that's the expectation.

MARK LORTZ: Both brands will remain is correct.

BRUCE JACOBS (ph): And then just finally, I know you talked quite a bit about the Navigator here. What -- have you put our there, publicly guidance on approval timing expectations?

MARK LORTZ: No, we have not. I mean again, this is a very revolutionary and exciting new product. We -- you know, we're looking for some very strong labeling here that would allow us to use this product as a substitute for traditional glucose monitoring. Therefore, it's very hard to predict the precise timing of FDA approvals of that level, so, you know, we have given a rough idea of traditionally of around 15 months for a PMA of this category, but again, for this it's very hard to be much more precise than that kind of a rough ballpark.

BRUCE JACOBS (ph): OK. And then finally, I know you got a question earlier about your teams intentions. But have you signed on at least for a specific amount of time to stay on board initially?

MARK LORTZ: Again, the -- in the process here there will be transition teams working through all of the details of this. We expect again, that key positions will remain. And that the leadership will continue here as we transition through this period. There are no contractual commitments here that are involved but certainly a very strong commitment on everybody's part to see these product lines continue to reach their goal of making a difference here for people with diabetes.

BRUCE JACOBS (ph): Great. Thanks for my taking my questions. Congratulations, guys.

OPERATOR: Thank you, Mr. Jacobs (ph). Our next question comes from Katherine Martinelli (ph) with Merrill Lynch.

DAN LINCOLN (ph), MERRILL LYNCH: Hi, it's actually Dan Lincoln (ph) with Katherine (ph) as well. Thanks for taking our call as well. Just a couple of quick things. First off, just maybe just tell us the genesis of the conversations. Was this a formal process, where you were looking to find a strategic partner? Did Abbott approach you?

MARK LORTZ: This has been a very, very thorough process. We've looked at a number of different options. And so ...

DAN LINCOLN (ph): OK. And then just getting back to the same thing Bruce (ph) was just trying to get at. Are there any earn outs at all as part of this? Or is all of the consideration paid up front?

MARK LORTZ: The latter. All of the considerations up front (INAUDIBLE).

DAN LINCOLN (ph): OK. And just lastly, the diabetic market historically, the glucose monitoring market had been growing at sort of a mid teens rate, and then seemed to be a little choppy of late. Can you just give us a sense overall of what you think the market is doing right now, and what you think it might be able to do over the next few years?

MARK LORTZ: Well Dan (ph), I mean again, in our last couple of conference calls, we have talked several times about we believe that the worldwide glucose monitoring market is still growing at a double digit.

OPERATOR: We'll move on to our next question. Our next question comes from Brian Long (ph) with Chesapeake Partners (ph).

BRIAN LONG (ph), CHESAPEAKE PARTNERS (ph): Hi. Who were your advisors that ran the process for you?

MARK LORTZ: Ours were Piper Jaffrey. And from Abbott it was Morgan Stanley.

BRIAN LONG (ph): Great, thank you.

OPERATOR: Our next question comes from Phil Jameson (ph) with Dresner (ph).

PHIL JAMESON (ph), DRESNER (ph): Hi, thanks for taking my question. You mentioned this already, but I was just wondering if you could tell us what specific regulatory approvals, you'll need to close the deal please.

MARK LORTZ: Again, stockholder approval. We'll need antitrust clearance, Hart Scott Radino (ph). And the others are just traditional, you know, terms, conditions, of closing.

PHIL JAMESON (ph): Thank you.

OPERATOR: Our next question comes from Mark Orr (ph) with Blazer Capital.

MARK ORR (ph), BLAZER CAPITAL: Hi, do you expect if any scrutiny will be drawn by the overlap and the consolidation in the self monitoring, self glucose monitoring system market now?

MARK LORTZ: We don't anticipate any issues there, but it's certainly subject to review.

MARK ORR (ph): OK. Do you know where I can get the market share information that you had mentioned earlier?

MARK LORTZ: The market share information you can get from almost any research analysts reports. They fairly traditionally put their various analysis in that from Thomas Weisel, Piper Jaffray, SG Cowen, all three cover us, Al Kadani (ph) CE Unterberg, all of those would be able to give you that as well as Royal Canadian Bank. Those are the five analysts that cover us.

MARK ORR (ph): Fair enough, thank you.

OPERATOR: Our next question comes from Craig Nodd (ph) with Shore Water.

CRAIG NODD (ph), SHORE WATER: Thank you gentlemen. Congratulations on what looks to be a pretty solid deal. I wonder though, is there any outstanding due diligence? Or is that all that's behind your (INAUDIBLE)?

MARK LORTZ: That's all behind. Again, there are the customary conditions to closing. But the due diligence is behind.

CRAIG NODD (ph): Is completed. OK. And I presume there is no financing condition in there. You did mention nothing of that. But you can specifically say no financing, I'm assuming there's not financing.

MARK LORTZ: There is no financing condition, that's correct.

CRAIG NODD (ph): Thank you. And finally then, on the filing, when do you expect to actually put all of this stuff in process?

MARK LORTZ: We anticipate that the agreement will be consummated in early Q2 depending upon the speed of the SEC review and the other regulatory approvals. That's our best estimate at this point.

CRAIG NODD (ph): OK. So you're assuming that you're going to be putting them in imminently I guess.

MARK LORTZ: Yes.

CRAIG NODD (ph): Good. Thanks very much indeed. Congratulations gentlemen. Good luck.

OPERATOR: Our next question comes from Sara Mitchell Moore (ph) with SG Cowen.

SARA MITCHELL MOORE (ph), SG COWEN: Hi, Mark. Most of my questions have been answered. I did want to ask one question about the international part of the business. I imagine, and just correct me if I'm wrong, that part of the strategic assumption here on Abbott's part is that they'll be able to expand the sales of your product internationally. And I just wanted to know if you could comment on that?

MARK LORTZ: Yes, I mean clearly Sarah (ph), I mean the Abbott MediSense is very strong internationally. And again, we think that makes it a very synergistic combination for us in that sense. So again, we should be able to benefit from their global reach. They have the direct sales force, and have a very strong presence in the international arena. And we think that will help us grow our international business even more. So again, part of the reason that we're very excited about the potential here.

SARA MITCHELL MOORE (ph): Can you remind us exactly what international territories you're direct? I know most of it indirect. But if you could just let us know which ones direct.

MARK LORTZ: There are only two countries that we have our own franchise in is are the United Kingdom and Canada. Beyond that, we're working with a series of distributors in over 30 countries, now.

SARA MITCHELL MOORE (ph): And how does this impact your relationship with Dicatronic (ph)?

MARK LORTZ: The relationship with Ipsomed (ph) now is still a contractual relationship. It's part of going forward here. We will be looking at that arrangement along with their presence. It's still undetermined, but we have a contractual distribution relationship that will be honored with Ipsomed (ph). And again, that's part of the evaluation going forward as we look at the transition.

SARA MITCHELL MOORE (ph): And I imagine that's the same for your Japanese partner Nipro (ph).

MARK LORTZ: That's correct.

SARA MITCHELL MOORE (ph): OK. Great. Thank you.

OPERATOR: And our final question of the morning comes from Glenn Navarro (ph) with Banc of America Securities. GLENN NAVARRO (ph), BANC OF AMERICA SECURITIES: Yes, can you guys hear me OK? MARK LORTZ: Yes, we can. Thank you, Glenn (ph).

GLENN NAVARRO (ph): Can you just walk through how the two product lines, you said throughout the call that two -- the both product lines will stay in tact, but how will the two product lines be positioned in the marketplace?

MARK LORTZ: Well the product lines will be continued. We have not worked out the details. And that will be part of the transition team process to look at the ultimate positioning in the in vitro areas, and various international markets, et cetera. So, you know, suffice it to say at this point, that we anticipate that the product lines will all be continued, but the precise positioning of the various products is still be worked out.

GLENN NAVARRO (ph): It is correct -- I am correct that both products due go head-to-head in the marketplace today?

MARK LORTZ: They are different features and benefits. And with the different features and benefits, I think it will allow us to work out some unique positioning. But they're in a sense, we do appeal to the same customer base, but with different pros and cons relative to futures and benefits.

GLENN NAVARRO (ph): Right. So that will be probably the biggest challenge going forward is just trying to position the products?

MARK LORTZ: There will be some of that. I'm sure, but certainly not a problem.

GLENN NAVARRO (ph): OK. Thanks for taking my question.

MARK LORTZ: You're welcome.

OPERATOR: I would like to turn the floor back over to management for any closing comments.

MARK LORTZ: Ladies and gentlemen, we really thank you for your attendance at this early hour. We appreciate your questions. And again, we very deeply appreciate your ongoing support of TheraSense. And we're looking very forward to this very positive transaction. Thank you.

OPERATOR: Ladies and gentlemen, we thank you for your participation in today's teleconference. You may disconnect your lines at this time. And have a pleasant day.

END

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     In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE AND ABBOTT THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400. DOCUMENTS FILED WITH THE SEC BY ABBOTT MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ABBOTT BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, ABBOTT LABORATORIES, 100 ABBOTT PARK, ROAD, ABBOTT PARK, IL 60064; PHONE (847) 937-7300.

     TheraSense, Abbott and their respective directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense's stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.